EXHIBIT 4.27

AMENDMENT NUMBER 1

TO CREDIT AGREEMENT AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER 1, dated as of July 25, 2013 (this “Amendment”), by and among TEXTAINER LIMITED (“TL”), a company with limited liability organized under the laws of Bermuda (the “Borrower”), TEXTAINER GROUP HOLDINGS LIMITED (the “Guarantor”), a company with limited liability organized under the laws of Bermuda, the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “SWAP CONTRACT COUNTERPARTIES” (each a “Swap Contract Counterparty” and, collectively, the “Swap Contract Counterparties”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and L/C Issuer, is made to the Credit Agreement (as defined below) and the Security Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of September 24, 2012 (the “Credit Agreement”);

WHEREAS, the Borrower and Administrative Agent are parties to a Security Agreement, dated as of September 24, 2012 (the “Security Agreement” and, together with the Credit Agreement, the “Agreements”);

WHEREAS, the parties desire to amend the Agreements in order to modify certain provisions thereof; and

WHEREAS, the Secured Parties have agreed to such amendment of the Security Agreement and the Required Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement. Pursuant to Section 11.01 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended:

(i) Definition of Approved Third Party Manager. By inserting in appropriate alphabetical order the following definition of “Approved Third Party Manager”:

“ “Approved Third Party Manager” means (i) Trifleet Leasing (The Netherlands) B.V., with a registered office at Buiten Walevest 15, 3311 AD Dordrecht, the Netherlands, and (ii) any other Person that (A) is engaged in the business of container leasing, (B) is not (and is not affiliated with) a Sanctioned Person and (C) has executed and delivered an acknowledgement, in form and substance reasonably acceptable to the Administrative Agent, of Borrower’s collateral assignment of the management agreement pursuant to which such Person manages Marine Containers on behalf of Borrower. “Approved Third Party Manager” shall not include TEML.”

(ii) Definition of Lien. By inserting, immediately prior to the “.” at the end of the definition of “Lien”, the phrase “; provided that, for purposes of clarification, neither the TEML Management Agreement nor any agreement pursuant to which an Approved Third Party Manager manages assets of any Person shall be deemed to constitute a Lien on the assets thereunder subject to management”.

(iii) Definition of Borrowing Base. (1) By inserting, immediately following the phrase “provided, however, that” in the last paragraph of the definition of “Borrowing Base”, a “(i)”; and

(2) By inserting, immediately prior to the “.” at the end of such definition, the phrase “and (ii) the total aggregate Net Book Values of Eligible Marine Containers and Eligible Trading Marine Containers, in each case, which are subject to management by an Approved Third Party Manager, included in the Borrowing Base pursuant to clauses (a) and (d) above shall not at any time exceed Thirty Million Dollars ($30,000,000) (provided that (A) no Marine Containers managed by an Approved Third Party Manager shall be included in the Borrowing Base if a “manager default” (or similar event) has occurred and has continued for ninety (90) days with respect to such Approved Third Party Manager under the agreement pursuant to which such Approved Third Party Manager manages Marine Containers on behalf of Borrower; and (B) the foregoing ninety (90) day cure period shall not apply if an Event of Default has occurred and is then continuing, in each case, unless the Required Lenders have approved a back-up manager or back-up management arrangement, with respect to such Marine Containers)”.

(iv) Exhibit H to the Credit Agreement is hereby amended by replacing the phrase “Depreciated on a straight line basis over 12-year period to an estimated residual value” with the phrase “Depreciated on a straight line basis over the Applicable Period (as defined below) to an estimated residual value. “Applicable Period” means, (i) with respect to all Marine Containers other than refrigerated Marine Containers and Trading Marine Containers, thirteen (13) years, and (ii) with respect to refrigerated Marine Containers other than Trading Marine Containers, twelve (12) years.”.

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SECTION 3 Amendments to the Security Agreement. Pursuant to Section 10.4(c) of the Security Agreement, the Security Agreement is hereby amended as follows:

(a) Section 1.01 of the Security Agreement is hereby amended by inserting the following definition therein in the appropriate alphabetical order:

““Third Party Lease” means any Lease of a Marine Container that is subject to management by an Approved Third Party Manager.”

(b) Section 4(g) of the Security Agreement is hereby amended by inserting, immediately following the word “Lease” in each place where it appears in Section 4(g), the phrase “(other than Third Party Leases)”.

(c) Section 4(i) of the Security Agreement is hereby amended by inserting, immediately following the phrase “No creditor of the Grantor” at the beginning thereof, the phrase “(other than TEML or any Approved Third Party Manager)”.

(d) Section 5.3 of the Security Agreement is hereby amended by inserting, immediately following the phrase “Container Related Agreements” therein, the phrase “(other than Leases)”.

(e) Section 5.17 of the Security Agreement is hereby amended by replacing the word “TEML” in the third line thereof, with the phrase “the applicable Marine Container manager”.

SECTION 4 Conditions of Effectiveness. Section 2 of this Amendment shall become effective, as of the date first above written, upon the execution and delivery of this Amendment by the Borrower, the Administrative Agent and Lenders representing in aggregate the Required Lenders. Section 3 of this Amendment shall become effective, as of the date first above written, upon the execution and delivery of this Amendment by the Borrower and the Secured Parties.

SECTION 5 Representations and Warranties. To induce the Lenders, Administrative Agent and the Swap Counterparties to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Article V of the Credit Agreement, Section 4 of the Security Agreement and in the other Loan Documents. For the purposes of this Section 5, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 6 Miscellaneous.

(a) Agreements Otherwise Not Affected. Except as expressly amended pursuant hereto, each of the Agreements shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Lenders’, the Swap Counterparties’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

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(b) References Within the Agreements. Each reference in each Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to such Agreement as amended by this Amendment.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender, and each Swap Counterparty and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(j) Loan Documents. This Amendment shall constitute a Loan Document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TEXTAINER LIMITED

By	/s/ Christopher C. Morris
Name: Title: EVP

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A

By	/s/ Robert Rittlemeyer
Name: Title: VP

CONSENTED TO AND ACKNOWLEDGED BY:

GUARANTOR

TEXTAINER GROUP HOLDINGS LIMITED

By	/s/ Christopher C. Morris
Name: Title: VP

TL Revolver - Amendment 1

THE LENDERS:

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By	/s/ Irene Bertozzi Bartstein
Name: Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Jerri Kallam
Name: Title: Director

BNP PARIBAS

By	/s/ Christian Wulf
Name: Title: Director

ROYAL BANK OF CANADA

By	/s/ Kevin Flynn
Name: Title: Authorized Signatory

UNION BANK, N.A.

By	/s/ Michael McCauley
Name: Title: VP

TL Revolver - Amendment 1

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Katherine Wolfe
Name: Title: VP

HSBC BANK CANADA

By	/s/ Todd Patchell
Name: Title: Assistant VP

KEYBANK NATIONAL ASSOCIATION

By	/s/ Tad Stainbrook
Name: Title: VP

JPMORGAN CHASE BANK, N.A.

By	/s/ Alex Rogin
Name: Title: VP

CITIBANK, NATIONAL ASSOCIATION

By	/s/ Nanci Dias
Name: Title: SVP

TL Revolver - Amendment 1

DBS BANK LTD., LOS ANGELES AGENCY

By	/s/ James McWalters
Name: Title: General Manager

SOVEREIGN BANK, N.A.

By	/s/ Daniel O’Conner
Name: Title: MD

FIRST HAWAIIAN BANK

By	/s/ Susan Takeda
Name: Title:VP

BRANCH BANKING AND TRUST COMPANY

By	/s/ Brian R. Jones
Name: Title: VP

UMPQUA BANK

By	/s/ John Brennan
Name: Title: SVP

TL Revolver - Amendment 1

THE SWAP CONTRACT COUNTERPARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ John Miechkowski
Name: Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Katherine Wolfe
Name: Title: VP

TL Revolver - Amendment 1